                                                                   EXHIBIT 10.12

                          CREDIT AGREEMENT (TERM LOAN)

                            DATED AS OF MAY 28, 2002

                                      AMONG

                             CP LIMITED PARTNERSHIP,
                                   AS BORROWER

                                       AND

                                  BANK ONE, NA

                                       AND

                               THE SEVERAL LENDERS
                        FROM TIME TO TIME PARTIES HERETO,
                                   AS LENDERS

                                       AND

                                  BANK ONE, NA,
                             AS ADMINISTRATIVE AGENT

                                       AND

                         BANC ONE CAPITAL MARKETS, INC.,
                      AS LEAD ARRANGER AND SOLE BOOK RUNNER

                                       AND

                                 COMMERZBANK AG,
                              AS SYNDICATION AGENT

                                       AND

                              WELLS FARGO BANK, NA
                             AS DOCUMENTATION AGENT

                                       AND

                                  KEYBANK N.A.,
                                   AS CO-AGENT

                                       AND

                                U.S. BANK, N.A.,
                                   AS CO-AGENT

                          CREDIT AGREEMENT (TERM LOAN)

     This Credit Agreement, dated as of May 28, 2002, is among CP Limited Partnership, a Maryland limited partnership (the "Borrower"), Bank One, NA, having its principal office in Chicago, Illinois and the several banks, financial institutions and other entities from time to time parties to this Agreement (the "Lenders"), and Bank One, NA, not individually, but as "Administrative Agent".

                                    RECITALS

     A. The Borrower is primarily engaged in the business of acquiring, owning, managing, developing, renovating and expanding manufactured home communities.

     B. The Borrower's general partners are ROC Communities, Inc., a Maryland corporation, and Chateau Communities, Inc., a Maryland corporation ("Chateau Parent").

     C. The common stock, $0.01 par value, of Chateau Parent is listed on the New York Stock Exchange and is qualified as a real estate investment trust under Sections 856 through 860 of the Code.

     D. The Borrower has requested that the Lenders make loans available to the Borrower pursuant to the terms of this Agreement, and that the Administrative Agent act as administrative agent for the Lenders. The Administrative Agent and the Lenders have agreed to do so.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     As used in this Agreement:

     "ABR Applicable Margin" means, as of any date, the Applicable Margin in effect on such date with respect to Floating Rate Advances and Floating Rate Loans.

     "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

     "Administrative Agent" means Bank One, NA in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

     "Advance" means all or any portion of the borrowing hereunder as portions of the borrowing may be allocated among different interest rate options from time to time in accordance with the terms hereof.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, which is equal to $125,000,000.

     "Agreement" means this Credit Agreement, as it may be amended or modified and in effect from time to time.

     "Agreement Execution Date" means the date this Agreement has been fully executed and delivered by all parties hereto.

     "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum.

     "Applicable Margin" means the applicable margin set forth in the table in
Section 2.4 used in calculating the interest rate applicable to the various Types of Advances, which shall vary from time to time in accordance with Borrower's long term unsecured debt ratings.

     "Approved Ground Leases" means (i) three ground leases covering 209 acres of land at the Colony Cove project in Ellenton, Florida, (ii) the ground lease covering 40.3 acres of land at the Colony Project in Rancho Mirage, California and (iii) those ground leases which affect Projects subsequently acquired by the Borrower or its Subsidiaries and which (A) are Financeable Ground Leases and (B) do not cause the aggregate Net Operating Income of all Projects then included in Unencumbered Assets which are subject to a ground lease to exceed fifteen percent (15%) of the aggregate Net Operating Income of all Unencumbered Assets.

     "Arranger" means Banc One Capital Markets, Inc., an affiliate of Bank One, NA, in its capacity as Lead Arranger and Sole Book Runner.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Authorized Officer" means any of the President, the Chief Executive Officer, any Executive Vice President, the Chief Operating Officer, the Chief Financial Officer or any Vice President of Chateau Parent, acting singly.

     "Bank One" means Bank One, NA, having its principal office in Chicago, Illinois.

     "Borrower" means CP Limited Partnership, a Maryland limited partnership, and its successors and assigns.

     "Borrowing Date" means the date on which the Advances are made hereunder.

     "Borrowing Notice" is defined in Section 2.8.

     "Bridge Loan" is defined in Section 4.1.

     "Business Day" means (i) with respect to any borrowing, payment or rate selection of LIBOR Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois, San Francisco, California and New York, New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois, San Francisco, California and New York, New York for the conduct of substantially all of their commercial lending activities.

     "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.

     "Capitalization Rate" means the appropriate capitalization rate for mobile home parks and manufactured housing communities, as determined by the Administrative Agent, which shall be subject to the approval of the Required Lenders, which rate shall in no event be less than 8.5% or greater than 10%. The Administrative Agent may make such determination no more frequently than once in any consecutive twelve (12) month period upon sixty (60) days prior written notice to the Borrower. If the Borrower has not submitted reasonably satisfactory evidence to the Administrative Agent and the Required Lenders that a different rate is appropriate, the rate chosen by the Administrative Agent shall be effective as of the end of such sixty (60) day period. As of the date hereof, the parties agree that the appropriate Capitalization Rate is 8.75%. The determination by the Administrative Agent and the Required Lenders of the Capitalization Rate after review of any evidence submitted by Borrower as provided above shall be final.

     "Capitalized Lease" of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

     "Cash Equivalents" means, as of any date:

          (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;

          (ii) mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P, P-1 by Moody's and A by Fitch;

          (iii) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P, not less than P-1 by Moody's and F-1 by Fitch (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;

          (iv) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody's and which has a long term unsecured debt rating of not less than A1 by Moody's (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;

          (v) bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody's and having a long term debt rating of not less than A1 by Moody's issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

          (vi) repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody's which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;

          (vii) short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody's maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

          (viii) commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody's and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody's.

     "Change in Control" means that the Borrower's management and directors shall cease to beneficially own in the aggregate a minimum of 2,000,000 shares of the common stock of Chateau Parent (or the equivalent in operating partnership units in the Borrower).

     "Chateau Parent" means Chateau Communities, Inc., a Maryland corporation.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Commitment" means the obligation of the Lenders to make a Loan not exceeding the amount set forth opposite its signature below.

     "Consolidated Debt Service" means, for any period, (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of all dividend payments on preferred stock issued by either of the General Partners, the Borrower or any of its Consolidated Subsidiaries required to be made during such period plus (c) the aggregate amount of scheduled principal payments of Indebtedness (excluding optional prepayments and scheduled principal payments due on maturity of any Indebtedness) required to be made during such period by either of the General Partners, the Borrower or any of its Consolidated Subsidiaries plus (d) a replacement reserve for such period calculated at the rate of $50.00 per annum per homesite for all homesites owned or leased by the Borrower or any of its Consolidated Subsidiaries as of the end of such period plus (e) without duplication of the foregoing, the Consolidated Group Pro Rata Share of the Unconsolidated Debt Service. In calculating Consolidated Debt Service for any period, the Consolidated Debt Service attributable to any Indebtedness first incurred or preferred stock first issued by either of the General Partners, Borrower or its Consolidated Subsidiaries during such period shall be increased for purposes of this definition to reflect the full amount of interest, dividends and scheduled principal payments that would have been payable if such Indebtedness or preferred stock, as the case may be, had been outstanding for the full period (except to the extent such Indebtedness or preferred stock refinances or replaces previously existing Indebtedness or preferred stock, respectively).

     "Consolidated Group Pro Rata Share" means, with respect to any Unconsolidated Subsidiary, the percentage of the total equity ownership interests held by the Borrower and its Consolidated Subsidiaries in the aggregate, in such Unconsolidated Subsidiary, determined by calculating the greater of (i) the percentage of the issued and outstanding stock, partnership interests or membership interests in such Unconsolidated Subsidiary held by the Borrower and its Consolidated Subsidiaries in the aggregate and (ii) the percentage of the total book value of such Subsidiary that would be received by the Borrower and its Consolidated Subsidiaries in the aggregate, upon liquidation of such Unconsolidated Subsidiary after repayment in full of all Indebtedness of such Unconsolidated Subsidiary.

     "Consolidated Interest Expense" means, for any period, the amount of interest expense of the General Partners, the Borrower and its Consolidated Subsidiaries for such period on the aggregate principal amount of their Indebtedness, determined on a consolidated basis in accordance with GAAP. In calculating Consolidated Interest Expense for any period, the interest expense on any Indebtedness first incurred during such period shall be increased for purposes of this definition to reflect the full amount of interest that would have been payable had such Indebtedness been outstanding for the full period (except to the extent such Indebtedness refinances previously existing Indebtedness).

     "Consolidated Market Value" means, as of any date, an amount equal to the sum of (i) EBITDA (excluding any portion of EBITDA attributable to Development Projects) for the most recent fiscal quarter for which the Borrower has reported results under Section 6.1, multiplied by 4 and divided by (A) with respect to that portion of EBITDA attributable to CSI and to "other fee income," 0.15, and
(B) with respect to all other EBITDA, the then applicable Capitalization Rate plus (ii) with respect to Development Projects, the greater of (A) EBITDA attributable to such Development Projects for such most recent fiscal quarter multiplied by 4 and divided by the then applicable Capitalization Rate and (B) an imputed value equal to 75% of the portion of Borrower's investment in such entity (whether as an equity contribution, a loan or Indebtedness of such entity which is guaranteed by the Borrower), provided that (1) the imputed value in clause (B) shall not be used at any time after the first quarter in which the EBITDA-based amount in clause (A) has exceeded the amount in clause (B), (2) such imputed value under clause (B) shall not exceed five percent (5%) of Consolidated Market Value and

(3) Administrative Agent shall be provided from time to time with quarterly reports on the status and asset value of the land development program for all Development Projects plus (iii) 75% of the Consolidated Group Pro Rata Share of the book value (determined in accordance with GAAP) of CSI's inventory of manufactured homes.

     "Consolidated Net Income" means, for any period, consolidated net income (or loss) of the Borrower and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any other Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries and (b) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary.

     "Consolidated Net Worth" means, as of any date of determination, an amount equal to (a) Consolidated Market Value minus (b) Consolidated Outstanding Indebtedness as of such date.

     "Consolidated Outstanding Indebtedness" means, as of any date of determination, without duplication, the sum of (i) all Indebtedness of the General Partners, the Borrower and its Consolidated Subsidiaries outstanding at such date, determined on a consolidated basis in accordance with GAAP, (ii) the Consolidated Group Pro Rata Share of the indebtedness for borrowed money of joint ventures and Unconsolidated Subsidiaries outstanding at such date and
(iii) 100% of all Indebtedness of CSI other than CSI's indebtedness for borrowed money, to the extent in excess of three percent (3%) of Consolidated Market Value.

     "Consolidated Secured Indebtedness" means, as of any date of determination, the sum of (a) the aggregate principal amount of all Indebtedness of the Borrower and its Consolidated Subsidiaries outstanding at such date secured by any Lien on the Property of Borrower (including without limitation its interests in the Consolidated Subsidiaries) or of its Consolidated Subsidiaries, without regard to recourse, plus (b) the Consolidated Group Pro Rata Share of Indebtedness of joint ventures and Unconsolidated Subsidiaries outstanding at such date secured by any Lien on the Property of such joint ventures and Unconsolidated Subsidiaries.

     "Consolidated Senior Unsecured Indebtedness" means, as of any date of determination, the aggregate principal amount of all Senior Unsecured Indebtedness of the General Partners, the Borrower and its Consolidated Subsidiaries outstanding at such date, including without limitation all the outstanding Indebtedness under this Agreement as of such date, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Subsidiary" means (i) any Subsidiary of Borrower which is consolidated for financial reporting purposes with Borrower pursuant to GAAP and
(ii) any 99% Partnership, whether or not consolidated for financial reporting purposes with Borrower pursuant to GAAP.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414(b) or (c) of the Code.

     "Conversion/Continuation Notice" is defined in Section 2.9.

     "CSI" means Community Sales, Inc., an Unconsolidated Subsidiary of the Borrower which buys manufactured homes and sells and finances the sales of such manufactured homes to lessees at Borrower's manufactured home communities. Borrower owns all of the preferred stock and 77.5% of the common stock of CSI.

     "Default" means an event of Default described in Article VII.

     "Defaulting Lender" shall mean any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation, or, if no time frame is specified, if such failure or refusal continues for a period of five Business Days after written notice from the Administrative Agent; provided that if such Lender cures such failure or refusal, such Lender shall cease to be a Defaulting Lender.

     "Development Project" means any land and related site improvements under development for use as a manufactured home community which is owned by the Borrower or by a joint venture, limited liability company or other entity with respect to which Borrower both (i) has invested through a loan to such entity or an equity contribution to such entity or by guaranteeing the Indebtedness of such entity all or substantially all of the development costs and (ii) has the right to acquire 100% of the equity interests of such entity under a purchase price established by formula in an agreement with such entity or with the other owners of such entity.

     "EBITDA" means earnings before interest, taxes (other than real estate taxes), depreciation and amortization, as reported by the Borrower and its Subsidiaries on a consolidated basis, plus a percentage of EBITDA of any Unconsolidated Subsidiary equal to the Consolidated Group Pro Rata Share in such joint venture or Unconsolidated Subsidiary held by Borrower or any Consolidated Subsidiary, plus all EBITDA of any joint venture or Unconsolidated Subsidiary all of the Indebtedness of which is guaranteed by the Borrower or a Consolidated Subsidiary and included in Consolidated Outstanding Indebtedness (provided that no item of income or expense shall be included more than once in such calculation even if it falls within more than one of the foregoing categories), all as calculated in accordance with GAAP. The annualized EBITDA for any Person or Property will be calculated by determining actual EBITDA for the most recently ended fiscal quarter and annualizing the same (provided that in calculating EBITDA for any quarter, the effect of any one-time, non-recurring or extraordinary charges can be excluded with the consent of the Administrative Agent and EBITDA attributable to any Projects first acquired or opened by Borrower during such quarter shall be increased for purposes of this definition to reflect the full amount of EBITDA that would have been generated by such Project if it had been owned or opened for the full quarter.)

     "Environmental Laws" means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to the Borrower or any Subsidiary or any of their respective assets or Projects.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

     "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative

Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

     "Facility Termination Date" means May 28, 2004.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

     "Financeable Ground Lease" means a ground lease satisfactory to the Required Lenders and the Administrative Agent's counsel in their reasonable discretion, which must provide protections for a potential leasehold mortgagee ("Mortgagee") which include, among other things (i) a remaining term of no less than 25 years from the Agreement Execution Date, (ii) that the lease permits mortgaging without restriction (iii) that the lease will not be terminated until the Mortgagee has received notice of a default and has had a reasonable opportunity to cure or complete foreclosure, and fails to do so, (iv) a new lease on the same terms to the Mortgagee as tenant if the ground lease is terminated for any reason, (v) non-merger of the fee and leasehold estates, (vi) free transferability of the tenant's interest under the ground lease and (vii) that insurance proceeds and condemnation awards (from the fee interest as well as the leasehold interest) will be applied pursuant to the terms of a leasehold mortgage.

     "Financial Contract" of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.

     "Financial Undertaking" of a Person means (i) any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person, or (ii) any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.

     "Fitch" means Fitch Investor Services, Inc. and its successors.

     "Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) ABR Applicable Margin for such day, in each case changing when and as the Alternate Base Rate changes.

     "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

     "Floating Rate Loan" means a Loan which bears interest at the Floating
Rate.

     "Funded Percentage" means for each Lender at any time of determination the ratio that the principal balance of such Lender's outstanding Loans at such time bears to the aggregate outstanding balance of all Loans at such time, expressed as a percentage.

     "Funds From Operations" means, for any period, Consolidated Net Income for such period, excluding gains (losses) from debt restructuring and sales of property, plus depreciation and amortization, after adjustments for unconsolidated joint venture and partnerships.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1.

     "General Partners" means ROC Communities, Inc. and Chateau Parent.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Guarantee Obligation" means, as to any Person (the "guaranteeing person"), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

     "Indebtedness" of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument,
(d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all

Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Borrower, Guarantee Obligations of the Borrower in respect of primary obligations of any Consolidated Subsidiary), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities, (h) Net Mark-to-Market Exposure under Rate Management Transactions and other Financial Contracts; and (i) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

     "Interest Period" means a LIBOR Interest Period.

     "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, any Property, or the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement, their respective successors and assigns and any other lending institutions that subsequently become parties to this Agreement.

     "Lending Installation" means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.

     "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

     "LIBOR Advance" means an Advance that bears interest at the LIBOR Rate.

     "LIBOR Applicable Margin" means, as of any date with respect to any LIBOR Interest Period, the Applicable Margin in effect for such LIBOR Interest Period as determined in accordance with Section 2.4 hereof.

     "LIBOR Base Rate" means, with respect to a LIBOR Advance for the relevant Interest Period, the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period, and having a maturity equal to such LIBOR Interest Period, provided that, (i) if Reuters Screen FRBD is not available to the Administrative Agent for any reason, the applicable LIBOR Base Rate for the relevant LIBOR Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period, and having a maturity equal to such LIBOR Interest Period, and (ii) if no such British Bankers' Association Interest Settlement Rate is available to the Administrative Agent, the applicable LIBOR Base Rate for the relevant LIBOR Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Interest Period, in the approximate amount of Bank One's relevant LIBOR Loan and having a maturity approximately equal to such LIBOR Interest Period.

     "LIBOR Interest Period" means a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such LIBOR Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such LIBOR Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such LIBOR Interest Period shall end on the immediately preceding Business Day.

     "LIBOR Loan" means a Loan which bears interest at a LIBOR Rate.

     "LIBOR Rate" means, with respect to a LIBOR Advance for the relevant LIBOR Interest Period, the sum of (i) the quotient of (a) the LIBOR Base Rate applicable to such LIBOR Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such LIBOR Interest Period, plus (ii) the LIBOR Applicable Margin in effect from time to time during such LIBOR Interest Period. If the LIBOR Rate is not a multiple of 1/16 of 1%, the LIBOR Rate shall be rounded to the next higher 1/100 of 1%.

     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan" means, with respect to a Lender, such Lender's portion of any Advance.

     "Loan Documents" means this Agreement, the Notes, the Subsidiary Guaranties and any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.

     "Market Value" means, as of any date for any Subsidiary, an amount equal to EBITDA for such Subsidiary for the most recent fiscal quarter for which such Subsidiary has reported results, multiplied by 4 and divided by the then applicable Capitalization Rate.

     "Material Adverse Effect" means a material adverse effect on (i) the business, Property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents.

     "Material Subsidiary" means each Subsidiary that owns a Substantial Portion of the aggregate Property of the Borrower and its Subsidiaries, as a whole.

     "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

     "Maximum Legal Rate" means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan

Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provision of the Loan.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions and which otherwise is a "Multiemployer Plan" as defined in Section 3(37) of ERISA.

     "Net Mark-to-Market Exposure" of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions or any other Financial Contract. "Unrealized losses" means the fair market value of the cost to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming the Rate Management Transaction or other Financial Contract were to be terminated as of that date), and "unrealized profits" means the fair market value of the gain to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming such Rate Management Transaction or other Financial Contract were to be terminated as of that date).

     "Net Operating Income" means, with respect to any Project for any period, "property rental and other income" (as determined by GAAP) attributable to such Project accruing for such period minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs. As used herein "Management Fees" means, with respect to each Project for any period, an amount equal to two and one-half percent (2.5%) of the aggregate rent due and payable for such period under leases with tenants at such Project. In calculating Net Operating Income attributable to any Project first acquired or opened by Borrower or its Subsidiaries during a quarter, "property rental and other income" and expenses shall be adjusted for purposes of this definition to reflect the full amount of "property rental and other income" and expenses that would have been attributable to such Project if it had been owned or opened for the full quarter.

     "99% Partnership" means any limited partnership in which Borrower, directly or indirectly, holds at least 99% of the partnership interests as a limited partner and Chateau Parent or ROC Communities, Inc., directly or indirectly, is the sole general partner and holds not more than 1% of the partnership interests.

     "Note" means a promissory note, in substantially the form of Exhibit A hereto, duly executed by the Borrower and payable to the order of a Lender, including any amendment, modification, renewal or replacement of such promissory note.

     "Notice of Assignment" is defined in Section 12.3.2.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Arranger, the Administrative Agent or any indemnified party hereunder arising under the Loan Documents.

     "Other Taxes" is defined in Section 3.5(ii).

     "Participants" is defined in Section 12.2.1.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Percentage" means for each Lender the ratio that such Lender's Commitment bears to the Aggregate Commitment, expressed as a percentage.

     "Permitted Acquisitions" are defined in Section 6.14.

     "Permitted Liens" are defined in Section 6.15.

     "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

     "Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

     "Project" means any real estate asset owned by Borrower or any of its Subsidiaries and operated as a manufactured home community.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Purchasers" is defined in Section 12.3.1.

     "Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Reportable Event" means a reportable event as defined in Section 4043(c) (but not (c) (a) or (ii)) of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of
Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Required Lenders" means prior to the disbursement hereunder Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, following the disbursement hereunder, Lenders in the aggregate holding at least 66 2/3% of the aggregate outstanding principal amount of Loans; provided that in each case, in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Percentages (or, if applicable, percentage ownership of outstanding Loans) of Lenders shall be redetermined, for voting purposes only, to exclude the Percentages of (or, if applicable, outstanding Loans owed to) such Defaulting Lenders.

     "Reserve Requirement" means, with respect to a LIBOR Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     "Revolving Credit Agreement" means that certain Third Amended and Restated Credit Agreement (Revolving) dated as of even date herewith among Borrower, Administrative Agent, certain of the Lenders, and certain other lenders.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Senior Unsecured Indebtedness" means all Indebtedness other than Subordinated Indebtedness of any Person that is not secured by a Lien on any asset of such Person.

     "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

     "Subordinated Indebtedness" means Indebtedness which is contractually subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent.

     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so directly or indirectly owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

     "Subsidiary Guaranty" means a guaranty of the Obligations in the form attached hereto as Exhibit G executed by a 99% Partnership or a Wholly-Owned Subsidiary.

     "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) as of the date of determination represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the Consolidated Net Income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause
(i) above.

     "S&P" means Standard & Poor's Ratings Group and its successors.

     "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

     "Transferee" is defined in Section 12.4.

     "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a LIBOR Rate Advance.

     "Unconsolidated Debt Service" means, for any period, without duplication,
(a) Unconsolidated Interest Expense for such period plus (b) the aggregate amount of all dividend payments on preferred stock issued by any Unconsolidated Subsidiary required to be made during such period plus (c) the aggregate amount of scheduled principal payments of Indebtedness (excluding optional prepayments and scheduled principal payments due on maturity of any Indebtedness) required to be made during such period by any Unconsolidated Subsidiary plus (d) a replacement reserve for such period calculated at the rate of $50.00 per annum per homesite for all homesites owned by any Unconsolidated Subsidiary as of the end of such period. In calculating Unconsolidated Debt Service for any period, the Unconsolidated Debt Service attributable to any Indebtedness first incurred or preferred stock first issued by any Unconsolidated Subsidiary during such period shall be increased for purposes of this definition to reflect the full amount of interest, dividends and scheduled principal payments that would have been payable if such Indebtedness or preferred stock, as the case may be, had been outstanding for the full period (except to the extent such Indebtedness refinances previously existing Indebtedness).

     "Unconsolidated Interest Expense" means, for any period, without duplication, the amount of interest expense of the Unconsolidated Subsidiaries for such period on the aggregate principal amount of their Indebtedness, determined in accordance with GAAP. In calculating Unconsolidated Interest Expense for any period, the interest expense on any Indebtedness first incurred during such period shall be increased for purposes of this definition to reflect the full amount of interest that would have been payable had such Indebtedness been outstanding for the full period (except to the extent such Indebtedness refinances previously existing Indebtedness).

     "Unconsolidated Subsidiary" means any Subsidiary of Borrower which is not consolidated for financial reporting purposes with Borrower pursuant to GAAP.

     "Unencumbered Asset" means any Project owned by the Borrower or either a Wholly-Owned Subsidiary or a 99% Partnership which in either case has executed a Subsidiary Guaranty, which Project, at any date of determination, (a) is not subject to any Liens or claims, including restrictions on transferability or assignability of any kind (including any such Lien, claim or restriction imposed by the organizational documents of any Subsidiary, provided that an Unencumbered Asset may be subject to (i) Approved Ground Leases, (ii) Permitted Liens other than those identified in Sections 6.15(v), (vi) and (viii), and (iii) any restriction on sale imposed in connection with the acquisition of a Project in exchange for an interest in the Borrower) (b) is not subject to any agreement (including (i) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such Project, and (ii) if applicable, the organizational documents of any Subsidiary) which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any assets or Capital Stock of the Borrower or any of its Subsidiaries, including, without limitation, any negative pledge or similar covenant or restriction, (c) is not subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset) which entitles any Person to the benefit of any Lien (other than Permitted Liens) on any assets or Capital Stock of the Borrower or any of its Subsidiaries, or would entitle any Person to the benefit of any Lien (other than Permitted Liens) on such assets or Capital Stock upon the occurrence of any contingency (including, without limitation, pursuant to an "equal and ratable" clause), (d) has been improved with a manufactured home community and has all approvals necessary for occupancy of the improved portion of such Project and (e) if owned by a Wholly-Owned Subsidiary or a 99% Partnership, is owned by an entity which has no Indebtedness for borrowed money, whether secured or unsecured. For the purposes of this Agreement, any Project of a Subsidiary shall not be deemed to be unencumbered unless both (i) such Project and (ii) all Capital Stock of such Subsidiary held by the Borrower is unencumbered. In the event that any credit or other agreement of the Borrower requires maintenance of unencumbered assets, an asset hereunder shall not be deemed to be unencumbered unless there are sufficient unencumbered assets of the Borrower to satisfy both the covenants with respect to Unencumbered Assets contained herein and the requirements of any such other agreement.

     "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Unrestricted Cash and Cash Equivalents" means, as of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash then held by the Borrower or any of its Consolidated Subsidiaries and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at the lower of cost and fair market value) then held by the Borrower or any of its Consolidated Subsidiaries. As used in this definition, "Unrestricted" means the specified asset is not subject to any Liens in favor of any Person.

     "Unsecured Indebtedness" means all Indebtedness of any Person that is not secured by a Lien on any asset of such Person.

     "Value of Unencumbered Assets" means, as of any date, an amount equal to the sum of (i) Net Operating Income attributable to Unencumbered Assets as of such date for the most recent full fiscal quarter for which the Borrower has reported results under Section 6.1 (excluding any portion of Net Operating Income attributable to Unencumbered Assets acquired by the Borrower or its Wholly-Owned Subsidiaries or the 99% Partnerships during or after such period) multiplied by 4, and divided by the then applicable Capitalization Rate, plus
(ii) with respect to those Unencumbered Assets so acquired by the Borrower or its Wholly-Owned Subsidiaries or the 99% Partnerships during such period of one full fiscal quarter, the Borrower's estimated annual Net Operating Income for such Unencumbered Assets based on leases in existence at the date of such acquisition multiplied by 4, and divided by the then applicable Capitalization Rate.

     "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                   ARTICLE II

                                   THE CREDIT

     2.1 Commitments; Reduction or Increase in Aggregate Commitment.

     This facility ("Facility") is a two year single draw unsecured term loan in the maximum amount of the Aggregate Commitment. Subject to the terms and conditions of this Agreement, Lenders severally agree to make a single disbursement through the Administrative Agent to Borrower. This is not a revolving credit facility and, except as provided in Section 3.3, any part of the Loans repaid may not be reborrowed. The commitment to lend hereunder shall expire on May 31, 2002.

     2.2 Final Principal Payment.

     Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

     2.3 Ratable Loans.

     Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to their respective Percentages. The Advances may be Floating Rate Advances or LIBOR Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10.

     2.4 Applicable Margins.

     Both the ABR Applicable Margin and the LIBOR Applicable Margin to be used in calculating the interest rate applicable to different Types of Advances shall vary from time to time in accordance with the higher of the then-applicable Moody's debt rating and S&P's debt rating, as the case may be, for the long-term unsecured debt of Chateau Parent, unless one of such two ratings is more than one rating category lower than the other, in which case the average of the two different Applicable Margins shall be used. The Applicable Margins shall be adjusted effective on the next Business Day following any change in Chateau Parent's Moody's debt rating and/or S&P's debt rating, as the case may be. Borrower shall provide prompt notice to Administrative Agent of any rating change and promptly upon receipt of such notice Administrative Agent shall promptly notify the Lenders, but the determination of the Applicable

Margin shall not be dependent on the giving of such notice. The applicable debt ratings and the Applicable Margins are set forth in the following table:

                                  PRICING GRID

--------------------------------------------------------------------------------
     Ratings:         A- and A3   BBB+ and   BBB and   BBB- and   Less Than
     S&P and                        Baa1       Baa2      Baa3      BBB- or
     Moody's                                                         Baa3
--------------------------------------------------------------------------------
Alternate Base Rate       0          10         20        40          65
Margin*
--------------------------------------------------------------------------------
LIBOR Margin             100         110       120        140        165
--------------------------------------------------------------------------------

* In basis points per annum.

In the event that either S&P or Moody's shall discontinue its ratings of the REIT industry or Chateau Parent, Chateau Parent shall seek a debt rating from a substitute rating agency reasonably satisfactory to the Administrative Agent and Chateau Parent (the "Substitute Rating Agency"). For the period from the date of such discontinuance until the first to occur of (i) the date Chateau Parent receives a debt rating from the Substitute Rating Agency or (ii) a date 180 days after such discontinuance, the single rating from S&P or Moody's, as the case may be, shall be used to determine the Applicable Margin. If the debt rating of Chateau Parent from the Substitute Rating Agency is not received within such 180 day period, or if both S&P and Moody's shall discontinue their ratings of the REIT industry or Chateau Parent at a time when Chateau Parent has not secured a rating from a Substitute Rating Agency, the Applicable Margin to be used for the calculation of interest on Advances hereunder shall be the highest Applicable Margin for each Type.

     2.5 Other Fees.

     The Borrower agrees to pay all other fees payable to the Administrative Agent and the Arranger pursuant to the Borrower's prior letter agreement with the Administrative Agent and the Arranger dated March 15, 2002.

     2.6 Minimum Amount of Each Advance.

     Each Advance shall be in the minimum amount of $5,000,000 (and in multiples of $500,000 if in excess thereof).

     2.7 Optional Principal Payments.

     The Borrower may from time to time pay, without penalty or premium, all or any part of outstanding Floating Rate Advances without prior notice to the Administrative Agent. A LIBOR Rate Advance may be paid on the last day of the applicable Interest Period or, if and only if the Borrower pays any amounts due to the Lenders under Sections 3.4 and 3.5 as a result of such prepayment, on a day prior to such last day.

     2.8 Method of Selecting Types and Interest Periods for the Advance.

     The Borrower shall select the Type of Advance. The Borrower shall give the Administrative Agent irrevocable notice (a "Borrowing Notice") (i) not later than 10:00 a.m. (Chicago time) on the Borrowing Date of a Floating Rate Advance, and (ii) not later than 11:00 a.m. (Chicago time) at least three Business Days before the Borrowing Date for a LIBOR Advance, specifying:

          (i) the Borrowing Date, which shall be a Business Day, of such Advance,

          (ii) the aggregate amount of such Advance,

          (iii) the Type of Advance selected; and

          (iv) in the case of a LIBOR Rate Advance, the Interest Period applicable thereto.

     The Administrative Agent shall give telephonic notice to the Lenders of the contents of any Borrowing Notice (i) requesting a LIBOR Advance not later than 3:00 p.m. (Chicago time) three Business Days prior to the applicable Borrowing Date or (ii) requesting a Floating Rate Advance not later than 11:00 a.m. on the Borrowing Date (or 4:00 p.m. (Chicago time) on the Business Day immediately preceding such Borrowing Date for Floating Rate Advances requested prior to 3:00 p.m. (Chicago time) on such immediately preceding Business Day). The Administrative Agent shall provide a copy of each Borrowing Notice to the Lenders on or promptly after the Borrowing Date. The Administrative Agent shall give facsimile notice to the other Lenders of the LIBOR Rate applicable to a LIBOR Advance promptly after determination thereof two Business Days prior to the Borrowing Date. Each Lender shall make available its Loan or Loans, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII on Borrowing Date not later than (i) 11:00 a.m. (Chicago time), in the case of a Floating Rate Advance which have been requested by a Borrowing Notice given to the Administrative Agent not later than 3:00 p.m. (Chicago time) on the Business Day immediately preceding such Borrowing Date, or (ii) noon (Chicago time) in the case of all other Advances. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent's aforesaid address.

     No LIBOR Interest Period may end after the Facility Termination Date and, unless the Lenders otherwise agree in writing, in no event may there be more than four (4) different Interest Periods for LIBOR Advances outstanding at any one time.

     2.9 Conversion and Continuation of an Outstanding Advance.

     A Floating Rate Advance shall continue as a Floating Rate Advance unless and until such Floating Rate Advance is converted into a LIBOR Rate Advance. A LIBOR Rate Advance shall continue as a LIBOR Rate Advance until the end of the then applicable Interest Period therefor, at which time such LIBOR Rate Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such LIBOR Rate Advance either continue as a LIBOR Rate Advance for the same or another Interest Period or be converted to an Advance of another Type. Subject to the terms of
Section 2.7, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any LIBOR Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto, or, if and only if the Borrower pays any amounts due to the Lenders under Sections 3.4 and 3.5 as a result of such conversion on a day prior to such last day. The Borrower shall give the Administrative Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of the Advance to a LIBOR Rate Advance or continuation of a LIBOR Rate Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

          (i) the requested date which shall be a Business Day, of such conversion or continuation;

          (ii) the aggregate amount and Type of the Advance which is to be converted or continued; and

          (iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Rate Advance, the duration of the Interest Period applicable thereto.

     2.10 Changes in Interest Rate, Etc.

     A Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a LIBOR Rate Advance into a Floating Rate Advance pursuant to
Section 2.9 to but excluding the date it becomes due or is converted into a LIBOR Rate Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each LIBOR Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBOR Rate Advance.

     2.11 Rates Applicable After Default.

     Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a LIBOR Rate Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) a LIBOR Rate Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, and (ii) a Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 2% per annum.

     2.12 Method of Payment.

          (i) All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (Chicago time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders, except as otherwise expressly provided herein.

          (ii) Except as may be provided elsewhere herein, all Lenders' interests in the Advance and the Loan Documents shall be ratable undivided interests and none of such Lenders' interests shall have priority over the others. Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to noon (Chicago time) on such day and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Payments received by the Administrative Agent but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Effective Rate from the date due until the date paid. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with Bank One for each payment of principal, interest and fees as it becomes due hereunder.

     2.13 Notes; Telephonic Notices.

     Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower's obligations under such Note. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue the Advance, effect selections of the Types of Advance and to transfer funds based on telephonic notices made by any Authorized Officer. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

     2.14 Interest Payment Dates; Interest and Fee Basis.

     Interest accrued on a Floating Rate Advance shall be payable on the first day of each calendar month. Interest accrued on any LIBOR Advance shall be payable on the last day of its applicable Interest Period, on any date on which the LIBOR Advance is prepaid, whether by acceleration or otherwise, and at maturity, Interest accrued on each LIBOR Advance having a LIBOR Interest Period longer than three months shall also be payable on the last day of each three-month interval during such LIBOR Interest Period. Interest shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day the Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on the Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.15 Notification of Advances, Interest Rates and Prepayments.

     Promptly after receipt thereof and within any specific time periods established herein, the Administrative Agent will notify each Lender by facsimile of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify by facsimile each Lender of the interest rate applicable to a

LIBOR Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

     2.16 Lending Installations.

     Subject to Section 3.5, each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made and for whose account Loan payments are to be made.

     2.17 Non-Receipt of Funds by the Administrative Agent.

     Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan. If such Lender so repays such amount and interest thereon to the Administrative Agent within one Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from the Borrower.

     2.18 Replacement of Lenders under Certain Circumstances.

     The Borrower shall be permitted to replace any Lender which (a) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 3.5, or (b) cannot maintain its LIBOR Rate Loans at a suitable Lending Installation pursuant to Section 3.3, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any applicable legal or regulatory requirements affecting the remaining Lenders, (ii) no Default or (after notice thereof to Borrower) no Unmatured Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Sections 3.4 and 3.6 if any LIBOR Rate Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto,
(v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.3 (provided that the Borrower shall be obligated to pay the processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall continue to pay all amounts payable hereunder without setoff, deduction, counterclaim or withholding and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

     2.19 Application of Moneys Received.

     All moneys collected or received by the Administrative Agent on account of the Facility directly or indirectly, shall be applied in the following order of priority:

          (i) to the payment of all reasonable costs incurred in the collection of such moneys of which the Administrative Agent shall have given notice to the Borrower;

          (ii) to the reimbursement of any yield protection due to any of the Lenders in accordance with Section 3.1;

          (iii) to the payment of all fees to the Administrative Agent, if then due;

          (iv) first to interest until paid in full and then to principal for all Lenders (other than Defaulting Lenders) if a Default exists, in accordance with the respective Funded Percentages of the Lenders;

          (v) any other sums due to the Administrative Agent or any Lender under any of the Loan Documents;

          (vi) to the payment of all amounts due to Defaulting Lenders; and

          (vii) any remaining amount to Borrower.

     2.20 Usury.

     (a) This Agreement and each Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to any Lender for the use, forbearance, or detention of the sums due under its Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

                                  ARTICLE III

                             CHANGE IN CIRCUMSTANCES

     3.1 Yield Protection.

     If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (i) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its LIBOR Loan or participations therein, or

          (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to a LIBOR Advance), or

          (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its LIBOR Loan, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its LIBOR Loan or participations therein, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of its LIBOR Loan or participations therein held or interest, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, of making or maintaining its LIBOR Loan or to reduce the return received by such Lender or applicable Lending Installation in connection with such LIBOR Loan, or participations therein, then, within 30 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

     3.2 Changes in Capital Adequacy Regulations.

     If a Lender in good faith determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (as hereinafter defined), then, within 30 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender in good faith determines is attributable to this Agreement, its outstanding Loan or its obligation to make a Loan hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the

Risk-Based Capital Guidelines (as hereinafter defined) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means
(i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

     3.3 Availability of Types of Advances.

     If any Lender in good faith determines that maintenance of any of its LIBOR Rate Loan at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Administrative Agent shall suspend the availability of the affected Type of Advance and require any LIBOR Rate Advance of the affected Type to be repaid; or if the Required Lenders in good faith determine that (i) deposits of a type or maturity appropriate to match fund a LIBOR Rate Advance are not available, the Administrative Agent shall suspend the availability of the affected Type of Advance with respect to any LIBOR Rate Advance made after the date of any such determination, or (ii) an interest rate applicable to a Type of Advance does not accurately reflect the cost of making a LIBOR Rate Advance of such Type, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Administrative Agent shall suspend the availability of the affected Type of Advance with respect to any LIBOR Rate Advance made after the date of any such determination. If the Borrower is required to so repay a LIBOR Rate Advance, the Borrower may concurrently with such repayment borrow from the Lenders, in the amount of such repayment, a Loan bearing interest at the Alternate Base Rate.

     3.4 Funding Indemnification.

     If any payment of a LIBOR Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a LIBOR Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 3.3, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain a LIBOR Rate Advance and shall pay all such losses or costs within fifteen (15) days after written demand therefor.

     3.5 Taxes.

          (i) All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may

     be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

          (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").

          (iii) The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.

          (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not more than ten Business Days after the date of this Agreement,
     (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

          (v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States.

          (vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate following receipt of such documentation.

          (vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

     3.6 Lender Statements; Survival of Indemnity.

     To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Rate Loan to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of a LIBOR Rate Advance under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Rate Loan shall be calculated as though each Lender funded its LIBOR Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

     4.1 Advance.

     The Lenders shall not be required to make the single disbursement hereunder unless

     (a) the Borrower prior to or concurrently with such disbursement, shall have paid all fees due and payable to the Lenders, the Arranger and the Administrative Agent hereunder;

     (b) The Borrower shall have furnished to the Administrative Agent, with sufficient copies for the Lenders, the following:

          (i) The duly executed originals of the Loan Documents, including the Notes, payable to the order of each of the Lenders and this Agreement;

          (ii) (A) Certificates of good standing for the Borrower, the General Partners and each Material Subsidiary, from the states in which they are organized and have their principal place of business and chief executive offices, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Agreement Execution Date, and (B) foreign qualification certificates for the Borrower and each Material Subsidiary, certified by the appropriate governmental officer and dated not more than sixty (60) days prior to the Agreement Execution Date for each other jurisdiction where the failure of such entity to so qualify or be licensed (if required) would have a Material Adverse Effect;

         (iii) Copies of the formation documents (including code of regulations, if appropriate) of the Borrower and the General Partners, certified by an officer of the applicable General Partner, together with all amendments thereto;

          (iv) Incumbency certificates, executed by officers of the applicable General Partner(s), which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents and to make borrowings hereunder on behalf of the Borrower, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

           (v) Copies, certified by a Secretary or an Assistant Secretary of the applicable General Partner, of the Board of Directors' resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for any Lender) of each General Partner authorizing the Advance provided for herein, with respect to the Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Borrower hereunder;

          (vi) A written opinion of the Borrower's counsel, addressed to the Lenders in substantially the form of Exhibit B hereto or such other form as the Administrative Agent may reasonably approve;

         (vii) A certificate, signed by an officer of Chateau Parent, stating that on the Borrowing Date no Default or Unmatured Default has occurred and is continuing and that all representations and warranties of the Borrower are true and correct as of the Borrowing Date provided that such certificate is in fact true and correct;

        (viii) The audited consolidated financial statements as of December 31, 2001 of the Borrower and Chateau Parent;

          (ix) UCC financing statement, judgment, and tax lien searches with respect to the Borrower from the states in which the Borrower is organized and has its principal place of business and chief executive offices;

          (x) Written money transfer instructions, in substantially the form of Exhibit E hereto, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;

          (xi) A pro forma compliance certificate in the form of Exhibit C as of March 31, 2002, executed by the Borrower's chief financial officer or chief accounting officer; and

          (xii) Such other documents as any Lender or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably acceptable to the parties and their respective counsel.

     (c) There exists no Default or Unmatured Default;

     (d) The representations and warranties contained in Article V are true and correct in all material respects as of the Borrowing Date with respect to Borrower and to any Subsidiary in existence on the Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date; and

     (e) There shall have been no change in the business, Property or condition (financial or otherwise) of the Borrower and its Subsidiaries from the preparation date of the most recent consolidated financial statements which could reasonably be expected to have a Material Adverse Effect.

     (f) There shall have been no material adverse change in the primary and secondary loan syndication markets or capital markets generally that could impair syndication of the Facilities.

     (g) There shall be no injunction or temporary restraining order which, in the judgment of the Administrative Agent would prohibit the making of the Loan.

     (h) The Borrowing Notice shall constitute a representation and warranty by the Borrower that all such conditions have been satisfied or waived in accordance with the terms hereof or will have been satisfied or waived in accordance with the terms hereof concurrently with the funding.

     (i) The Borrower shall have repaid concurrently with the disbursement made pursuant to this Agreement, all sums outstanding pursuant to the Credit Agreement dated as of August 3, 2001, among Borrower, Administrative Agent and the Lenders identified therein (the "Bridge Loan").

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Lenders that:

     5.1  Existence.

     Borrower is a limited partnership duly organized and validly existing as a limited partnership under the laws of the State of Maryland, with its principal place of business in Englewood, Colorado and is duly qualified as a foreign limited partnership, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect. Each of Borrower's Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted. As of the Agreement Execution Date, the only general partners of Borrower are ROC Communities, Inc. and Chateau Parent.

     5.2  Existence of Chateau Parent.

     Chateau Parent is a corporation duly organized and validly existing as a corporation under the laws of the State of Maryland and is qualified as a real estate investment trust under Section 856 through 860 of the Code, with its principal place of business in Englewood, Colorado and is duly qualified as a foreign corporation, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect. Each of Chateau Parent's Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted. As of the Agreement Execution Date, the only assets of Chateau Parent (other than cash held for distribution to its shareholders) are its interest in Borrower, its interest in ROC Communities, Inc., its 100% ownership of the Windsor Corporation and its interest in various partnerships in which it owns, directly or indirectly, not more than 1% of the partnership interests and in which Borrower owns, directly or indirectly, all of the remaining partnership interests.

     5.3  Existence of ROC.

     ROC Communities, Inc. is a corporation duly organized and validly existing as a corporation under the laws of the State of Maryland with its principal place of business in Englewood, Colorado and is duly qualified as a foreign corporation, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect. Each of ROC Communities, Inc.'s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted. As of the Agreement Execution Date, the only assets of ROC Communities, Inc. (other than cash held for distribution to its shareholders) are its interest in Borrower and 100% of the common stock in CCC, Inc., which is the sole general partner of, and the holder of a 1% partnership interest in, CCF Financing Partnership.

     5.4  Authorization and Validity.

     The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

     5.5  No Conflict; Government Consent.

     Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, any of its Subsidiaries or the General Partners or the partnership agreement, articles of incorporation or by-laws or other organizational documents, as the case may be, of such entities, or the provisions of any indenture, instrument or agreement to which the Borrower, any of its Subsidiaries or any General Partner is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not have a Material Adverse Effect, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary or a General Partner pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required in connection with the execution, delivery and performance of any of the Loan Documents other than the filing of a copy of this Agreement, or the filing of information concerning this Agreement, with the Securities and Exchange Commission, the New York Stock Exchange and certain state securities administrators. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exception by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or for the legality, validity, binding effect or enforceability of, any of the Loan Documents.

     5.6  Financial Statements; Material Adverse Change.

     All consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to normal and customary year-end adjustments. From the preparation date of the most recent financial statements delivered to the Lenders through the Agreement Execution Date, there was no change in the business, Property, or condition (financial or otherwise) of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

     5.7  Taxes.

     The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and remain outstanding. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

     5.8  Litigation and Guarantee Obligations.

     Except as set forth on Schedule 3 hereto or as set forth in written notice to the Administrative Agent from time to time, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. The Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.1 or as set forth in written notices to the Administrative Agent given from time to time after the Agreement Execution Date on or about the date such material contingent obligations are incurred.

     5.9  Subsidiaries.

     Schedule 1 hereto contains, as of the Agreement Execution Date, an accurate list of all of the presently existing Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective equity securities owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of equity securities of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

     5.10 ERISA.

     The Unfunded Liabilities of all Single Employer Plans as of the Agreement Execution Date do not in the aggregate exceed $1,000,000 or, subsequent to the Agreement Execution Date, exceed in the aggregate an amount which could have a Material Adverse Effect. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $250,000 in the aggregate as of the Agreement Execution Date, or subsequent to the Agreement Execution Date, exceed in the aggregate an amount which could have a Material Adverse Effect. Each Plan (other than a Multiemployer Plan) complies in all material respects with all applicable requirements of law and regulations (other than those the failure with which to comply would not result in a Material Adverse Effect), no Reportable Event has occurred with respect to any Plan (other than a Multiemployer Plan), neither the Borrower nor any other members of the Controlled Group has withdrawn from any Multiemployer Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect.

     5.11 Accuracy of Information.

     All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender will be, to the knowledge of Borrower, true and accurate (taken as a whole) in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in light of the circumstances and purposes for which such information was provided at such time.

     5.12 Regulation U.

     The Borrower has not used the proceeds of any Advance to buy or carry any margin stock (as defined in Regulation U) in violation of the terms of this Agreement.

     5.13 Material Agreements.

     Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would constitute a Default hereunder.

     5.14 Compliance With Laws.

     The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

     5.15 Ownership of Properties.

     Except as set forth on Schedule 2 hereto, on the date of this Agreement, the Borrower and its Subsidiaries will have good and marketable (or the equivalent) title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the financial statements as owned by it.

     5.16 Plan Assets; Prohibited Transactions.

     The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. (S) 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and, assuming that no Lender's assets constitute "plan assets", neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

     5.17 Investment Company Act.

     Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     5.18 Public Utility Holding Company Act.

     Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     5.19 Solvency.

          (i) Immediately after the Agreement Execution Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis;
     (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

          (ii) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

     5.20 Insurance.

     The Borrower and its Subsidiaries carry insurance on their Projects with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Projects in localities where the Borrower and its Subsidiaries operate, including, without limitation:

          (i) Property and casualty insurance in the amount of the replacement cost of the improvements at the Project (other than improvements owned by a tenant thereof), including flood and other water damage insurance as deemed appropriate by the Borrower, depending on the location and flood zone;

          (ii) Insurance that covers builder's risk exposures on projects under construction;

          (iii) Loss of rental income insurance for up to six months following a covered property loss; and

          (iv) Liability insurance in an amount of at least $6,000,000 per occurrence.

     5.21 REIT Status.

     Chateau Parent's common stock is listed on the New York Stock Exchange and Chateau Parent is in compliance with all requirements for continued listing of such stock, and Chateau Parent is qualified as a real estate investment trust under Sections 856 through 860 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of Chateau Parent as a real estate investment trust under such Code sections.

     5.22 Environmental Matters.

     Each of the following representations and warranties is true and correct on and as of the Agreement Execution Date except as disclosed on Schedule 4 attached hereto and to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

     (a) To the best knowledge of the Borrower, the Properties of the Borrower and its Subsidiaries do not contain any Materials of Environmental Concern in amounts or concentrations which constitute a violation of, or could reasonably be expected to give rise to liability of the Borrower or any Subsidiary under, Environmental Laws.

     (b) To the best knowledge of the Borrower, (i) the Properties of the Borrower and its Subsidiaries and all operations at the Projects are in compliance with all applicable Environmental Laws, and (ii) with respect to all Properties owned by the Borrower and/or its Subsidiaries (x) for at least two
(2) years, have in the last two years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.

     (c) Neither the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties which remains outstanding, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened in writing.

     (d) To the best knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Projects of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability of the Borrower or any Subsidiary under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties of the Borrower and its Subsidiaries in violation of, or in a manner that could reasonably be expected to give rise to liability of the Borrower or any Subsidiary under, any applicable Environmental Laws.

     (e) No judicial proceeding or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the

Borrower or any of its Subsidiaries is a party or, to the Borrower's knowledge, will be named as a party with respect to the Projects of the Borrower and its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties of the Borrower and its Subsidiaries.

     (f) To the best knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties of the Borrower and its Subsidiaries, or arising from or related to the operations of the Borrower and its Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.

The Borrower represents that the matters disclosed on Schedule 4 could not reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE VI

                                    COVENANTS

     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

     6.1  Financial Reporting.

     The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders the following (provided that the following balance sheets and statements may be furnished in the form of balance sheets and statements of Chateau Parent, with accompanying adjustments and calculations adequate to separately determine the financial condition of the Borrower and its Subsidiaries):

          (i) As soon as available, but in any event not later than 60 days after the close of each of the first three fiscal quarters, for the Borrower and its Consolidated Subsidiaries, an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated statements of income of the Borrower and its Consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by the Borrower's chief financial officer or chief accounting officer;

          (ii) As soon as available, but in any event not later than 60 days after the close of each fiscal quarter, for the Borrower and its Consolidated Subsidiaries, the following reports in form and substance reasonably satisfactory to the Lenders, all certified by the entity's chief financial officer or chief accounting officer: a statement of Funds From Operations, a statement detailing Consolidated Outstanding Indebtedness, Consolidated Secured Indebtedness, Consolidated Senior Unsecured Indebtedness, Unconsolidated Debt Service and EBITDA (with a breakdown between Unencumbered Assets and other assets), a report listing and describing all newly acquired Projects, including their net operating income, cash flow, cost and secured or unsecured Indebtedness assumed in connection with such acquisition, if any, summary information and such other information on all Projects as may be reasonably requested, including, without limitation, if requested by the Administrative Agent, operating statements in form reasonably satisfactory to Administrative Agent;

         (iii) As soon as available, but in any event not later than 120 days after the close of each fiscal year, for the Borrower and its Subsidiaries, audited financial statements, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, prepared by PricewaterhouseCoopers (or other independent certified public accountants of nationally recognized standing reasonably acceptable to Administrative Agent);

          (iv) As soon as available, but in any event not later than 120 days after the close of each fiscal year, for the Borrower and its Subsidiaries, a statement detailing the contributions to EBITDA from each individual Project for the prior fiscal year in form and substance reasonably satisfactory to the Lenders, certified by the entity's chief financial officer or chief accounting officer;

           (v) Upon the request of the Administrative Agent, a statement of cash flows for each individual Project and, to the extent not included in the Securities and Exchange Commission filings, a listing of capital expenditures;

          (vi) Together with the quarterly and annual financial statements required hereunder, a compliance certificate in substantially the form of Exhibit C hereto signed by the Borrower's chief financial officer or chief accounting officer showing the calculations and computations necessary to determine compliance with this Agreement (including pro forma calculations of the covenants taking into account a newly designated Capitalization Rate that has not yet become effective, provided that such new Capitalization Rate was designated at least thirty (30) days prior to the date the compliance certificate becomes due) and stating that, to such officer's knowledge, no Default or Unmatured Default exists, or if, to such officer's knowledge, any Default or Unmatured Default exists, stating the nature and status thereof;

         (vii) As soon as possible and in any event within 15 days after a responsible officer of the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;

        (viii) As soon as possible and in any event within 15 days after receipt by a responsible officer of the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could have a Material Adverse Effect;

          (ix) Promptly upon the furnishing thereof to the shareholders of Chateau Parent, copies of all financial statements, reports and proxy statements so furnished;

           (x) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other reports and any other public information which the Borrower, the General Partners or any of their respective Subsidiaries file with the Securities and Exchange Commission; and

          (xi) Such other information (including, without limitation, financial statements for the Borrower and non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

     6.2  Use of Proceeds.

     The Borrower will use the proceeds of this Facility to repay amounts outstanding under the Bridge Loan. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any "margin stock" (as defined in Regulation U) if such usage could constitute a violation of Regulation U by any Lender, (ii) to fund any purchase of, or offer for, any Capital Stock of any Person, unless such Person (or its board of directors, general partner or equivalent in other entities) has consented to such offer prior to any public announcements relating thereto, or (iii) to make any Acquisition other than a Permitted Acquisition.

     6.3  Notice of Default.

     The Borrower will give, and will cause each of its Subsidiaries to give, prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

     6.4  Conduct of Business.

     The Borrower will do, and will cause each of its Subsidiaries and the General Partners to do, all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, general partnership or limited partnership, as the case may be, in its jurisdiction of incorporation/formation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct their businesses in substantially the same manner as they are presently conducted where the failure to do so could reasonably be expected to have a Material Adverse Effect and, specifically, neither the Borrower nor its Subsidiaries may undertake any business other than the acquisition, development, ownership, management, operation, leasing, improvement, renovation and expansion of manufactured home communities and ancillary businesses specifically related to such types of properties.

     6.5  Taxes.

     The Borrower will pay, and will cause each of its Subsidiaries to pay, when due all taxes, assessments and governmental charges and levies upon them of their income, profits or Projects, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

     6.6  Insurance.

     The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar projects in localities where the Borrower and its Subsidiaries operate, including without limitation the coverages described in Section 5.20, and the Borrower will furnish to any Lender upon reasonable request full information as to the insurance carried.

     6.7  Compliance with Laws.

     The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which could reasonably be expected to have a Material Adverse Effect.

     6.8  Maintenance of Properties.

     The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their respective Projects and all Properties reasonably necessary for the continuous operation of the Projects, in good repair, working order and condition, ordinary wear and tear excepted.

     6.9  Inspection.

     The Borrower will, and will cause each of its Subsidiaries to, permit the Lenders upon reasonable notice, by their respective representatives and agents, to inspect any of the Projects, corporate books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

     6.10 Maintenance of Status.

     The Borrower shall at all times cause (i) the common stock of Chateau Parent to be listed on the New York Stock Exchange, and (ii) Chateau Parent to remain qualified as a real estate investment trust under the Code.

     6.11 Dividends.

     Provided there is no then-existing Default or (after notice thereof to Borrower) Unmatured Default hereunder, the Borrower shall be permitted to make distributions to its partners, and Chateau Parent shall be permitted to declare and pay dividends on its Capital Stock from time to time in amounts determined by Borrower or Chateau Parent, as the case may be, provided, however, that in no event shall Borrower make any such distributions, or suffer or permit Chateau Parent to declare or pay dividends on its Capital Stock, if such distributions or dividends paid on account of the rolling four quarter period which includes the quarter in which such dividends or distribution is paid and the three immediately preceding calendar quarters, in the aggregate, would exceed 95% of Funds From Operations for such four quarter period. Notwithstanding the foregoing, provided that there exists no Default or Unmatured Default hereunder, the Borrower shall be permitted to make distributions to its partners, including without limitation Chateau Parent, and Chateau Parent shall be permitted at all times to distribute to its shareholders whatever amount of dividends or distributions is necessary to maintain Chateau Parent's tax status as a real estate investment trust.

     6.12 Merger; Sale of Assets.

     The Borrower will not, nor will it permit any of its General Partners or Subsidiaries to, enter into any merger, consolidation, reorganization or liquidation or transfer or otherwise dispose of all or a Substantial Portion of their Properties, except for (i) such transactions that occur between Wholly-Owned Subsidiaries or between Borrower and a Wholly-Owned Subsidiary,
(ii) a merger of Chateau Parent, ROC Communities, Inc., Borrower or a Subsidiary (the "Chateau Acquiring Entity") and another entity engaged in substantially the same business as Chateau Parent, provided that (A) Chateau Acquiring Entity is the surviving entity, (B) the entity with which such Chateau Acquiring Entity merges (and all consolidated subsidiaries thereof taken as a whole) has less than 40% of the consolidated then current market value of Chateau Parent, the Borrower and the Consolidated Subsidiaries taken as a whole and (C) the surviving entity will continue to be managed by substantially the same management team as is then managing Chateau Parent, or (iii) as otherwise approved in advance by the Required Lenders.

     6.13 Sale and Leaseback.

     The Borrower will not, nor will it permit any of its Subsidiaries to, sell or transfer a Substantial Portion of its Property in order to concurrently or subsequently lease such Property as lessee.

     6.14 Acquisitions and Investments.

     The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

          (i) Cash Equivalents;

          (ii) Investments in Projects, and Investments in direct or indirect wholly owned Subsidiaries engaged substantially in the business of owning, operating, leasing and managing Projects;

          (iii) Subject to the last sentence of this Section 6.14, Investments in land (other than land which is part of a completed Project) which do not exceed, in the aggregate, seven and one-half percent (7.5%) of Consolidated Market Value;

          (iv) Subject to the last sentence of this Section 6.14, Investments in commercial real estate (other than Projects or land which is included under clause (iii) above) which do not exceed, in the aggregate, seven and one-half percent (7.5%) of Consolidated Market Value;

          (v) Subject to the last sentence of this Section 6.14, Investments in joint ventures, partnerships and Subsidiaries which are not either 99% Partnerships or Wholly Owned Subsidiaries which do not exceed, in the aggregate, fifteen percent (15%) of Consolidated Market Value;

          (vi) Subject to the last sentence of this Section 6.14, Investments in stocks and securities (other than Cash Equivalents) which do not exceed, in the aggregate, seven and one-half percent (7.5%) of Consolidated Market Value;

          (vii) Subject to the last sentence of this Section 6.14, Investments in mortgage loans or other types of indebtedness secured by real property which do not exceed, in the aggregate, seven and one-half percent (7.5%) of Consolidated Market Value; and

          (viii) Subject to the last sentence of this Section 6.14, passive Investments in non-real estate assets which do not exceed in the aggregate, seven and one-half percent (7.5%) of Consolidated Market Value.

provided that, after giving effect to such Acquisitions and Investments, Borrower continues to comply with all its covenants herein. Acquisitions and Investments permitted pursuant to this Section 6.14 shall be deemed to be "Permitted Acquisitions". Notwithstanding the foregoing, the Investments of Borrower and its Subsidiaries described in clauses (iii), (iv), (v), (vi), (vii) and (viii) above shall not, in the aggregate, exceed twenty five percent (25%) of Consolidated Market Value. All Investments shall be valued in accordance with GAAP.

     6.15 Liens.

     The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

          (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

          (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

          (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

          (iv) Easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material adverse way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries;

          (v) Liens on Projects existing on the date hereof which secure Indebtedness as described in Schedule 2 hereto;

          (vi) Liens other than Liens described in subsections (i) through (iv) above arising in connection with any Indebtedness permitted hereunder to the extent such Indebtedness will not result in a Default in any of Borrower's covenants herein;

          (vii) Leases of space in Projects to tenants in the ordinary course of business; and

          (viii) All ground leases, whether or not Approved Ground Leases.

Liens permitted pursuant to this Section 6.15 shall be deemed to be "Permitted Liens".

     6.16 Affiliates.

     The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

     6.17 Financial Undertakings.

     The Borrower will not enter into or remain liable upon, nor will it permit any Subsidiary to enter into or remain liable upon, any Financial Undertaking, except to the extent required to protect the Borrower and its Subsidiaries against increases in interest payable by them under variable interest Indebtedness.

     6.18 Variable Interest Indebtedness.

     The Borrower and its Subsidiaries shall not at any time permit the outstanding principal balance of Indebtedness which bears interest at an interest rate that is not fixed through the maturity date of such Indebtedness to exceed $300,000,000, unless all of such Indebtedness in excess of such amount is subject to a swap, rate cap or other interest rate management program reasonably approved by the Administrative Agent that effectively converts the interest rate on such excess to a fixed rate.

     6.19 Consolidated Net Worth.

     The Borrower shall maintain a Consolidated Net Worth, calculated as of the last day of each fiscal quarter, of not less than the sum of (i) $725,000,000 plus (ii) seventy-five percent (75%) of the aggregate proceeds received by the Borrower (net of customary related fees and expenses) in connection with any offering of stock in either of the General Partners after the Closing Date and on or prior to the date such determination of Consolidated Net Worth is made.

     6.20 Indebtedness and Cash Flow Covenants.

          The Borrower on a consolidated basis with its Subsidiaries shall not permit:

          (i) Consolidated Outstanding Indebtedness divided by Consolidated Market Value (expressed as a percentage), based on reported results for the most recent full fiscal quarter, to exceed (i) fifty-nine and one-half percent (59.5%) for the quarters ending on March 31, 2002 and June 30, 2002, (ii) fifty-seven and one-half percent (57.5%) for the quarter ending on September 30, 2002,
     (iii) fifty-five percent (55%) for the quarter ending on December 31, 2002,
     (iv) fifty-two and one-half percent (52.5%) for the quarters ending on March 31, 2003 and (v) fifty percent (50%) for quarters ending thereafter;

          (ii) Consolidated Secured Indebtedness to exceed twenty-five percent (25%) of Consolidated Market Value, based on reported results for the most recent full fiscal quarter;

          (iii) The Value of Unencumbered Assets to be less than (i) 1.65 times the Consolidated Senior Unsecured Indebtedness for quarters ending on or before June 30, 2002, (ii) 1.75 times the Consolidated Senior Unsecured Indebtedness for the quarter ending on September 30, 2002 and (iii) 2.0 times Consolidated Senior Unsecured Indebtedness for the quarters ending thereafter;

          (iv) EBITDA to be less than 2.0 times the Consolidated Debt Service, based on results for the two most recent full fiscal quarters for which Borrower has reported results under Section 6.1, annualized; and

          (v) The ratio of (a) Net Operating Income attributable to Unencumbered Assets to (b) Consolidated Interest Expense attributable to Unsecured Indebtedness, in each case based on reported results for the most recent full fiscal quarter, to be less than 2.0.

     6.21 Environmental Matters.

     Borrower and its Subsidiaries shall:

     (a) Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants of the Properties of Borrower and its Subsidiaries, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all such tenants and subtenants obtain (to the extent necessary) and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that in no event shall the Borrower or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Properties owned by the Borrower or its Subsidiaries as of the date hereof, or (ii) at Properties hereafter acquired by the Borrower or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.

     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions with respect to the Properties of Borrower and its Subsidiaries required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that
(i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (ii) the Borrower has determined in good faith that contesting the same is not in the best interests of the Borrower and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect.

     (c) Defend, indemnify and hold harmless Administrative Agent and each Lender, and their respective officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower, its Subsidiaries or its Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

     (d) Prior to the acquisition of a new Property after the Agreement Execution Date, perform or cause to be performed an environmental investigation which investigation shall at a minimum comply with the specifications and procedures attached hereto as Exhibit F. In connection with any such investigation, Borrower shall cause to be prepared a report of such investigation, to be made available to any Lenders upon reasonable request, for informational purposes and to assure compliance with the specifications and procedures.

     6.22 Ownership of Borrower.

     Chateau Parent shall at all times, either directly or indirectly, hold 100% of the general partnership interests in the Borrower.

     6.23 Restrictions of General Partners.

     Neither General Partner in its individual capacity shall own or acquire (i) any manufactured home community, (ii) any land for the development of any manufactured home community or (iii) any other type of assets (other than one or more interests in the Borrower) if such other types of assets have an aggregate market value of more than $10,000,000. This Section shall not apply with respect to either General Partner in its capacity as a general partner of the Borrower.

                                   ARTICLE VII

                                    DEFAULTS

     The occurrence of any one or more of the following events shall constitute a Default:

     7.1 Nonpayment of any principal payment on any Note when due.

     7.2 Nonpayment of interest upon any Note or of any fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.

     7.3 The breach of any of the terms or provisions of Sections 6.2, 6.4, 6.10 through 6.20, 6.22 and 6.23.

     7.4 Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any material certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

     7.5 The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2, 7.3 or 7.4) of any of the terms or provisions of this Agreement which is not remedied within fifteen (15) days after written notice from the Administrative Agent or any Lender; provided, however, that if such breach cannot reasonably be remedied within fifteen (15) days, such fifteen
(15) day period shall be extended for an additional thirty (30) days provided that Borrower has commenced and is diligently prosecuting the remedy of such breach.

     7.6 Failure of the Borrower, any of its Subsidiaries or either General Partner to pay any Indebtedness in a principal amount in excess of $10,000,000, in the aggregate, when due; or the default by the Borrower, any of its Subsidiaries or either General Partner in the performance of any term, provision or condition contained in any agreement, or any other event shall occur or condition exist, which results in any such Indebtedness of the Borrower, any of its Subsidiaries or either General Partner to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof (provided that the failure to pay any such Indebtedness shall not constitute a Default so long as the Borrower, its Subsidiaries or either General Partner, as the case may be is diligently contesting the payment of the same by appropriate legal proceedings and the Borrower or its Subsidiaries or either General Partner, as the case may be, have set aside, in a manner reasonably satisfactory to the Required Lenders, a sufficient reserve to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome).

     7.7 The Borrower, either General Partner or any Subsidiary having a Market Value in excess of $10,000,000, shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect,
(ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.7, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.8 or (vii) admit in writing its inability to pay its debts generally as they become due.

     7.8 A receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower, either General Partner or any Subsidiary having a Market Value in excess of $10,000,000, or for any Substantial Portion of the Property of the Borrower, either General Partner or such Subsidiary, or a proceeding described in Section 7.7(iv) shall be instituted against the Borrower, either General Partner or any such Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

     7.9 The Borrower, either General Partner or any of the Borrower's Subsidiaries shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against Borrower or any Subsidiary would exceed $10,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.

     7.10 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts then required to be paid to Multiemployer Plans by the Borrower as withdrawal liability (determined as of the date of such notification), exceeds $2,000,000 or requires payments exceeding $1,000,000 per annum.

     7.11 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $1,000,000.

     7.12 Failure to remediate within the time period permitted by law or governmental order, after all administrative hearings and appeals have been concluded (or within a reasonable time in light of the nature of the problem if no specific time period is so established), material environmental problems related to Properties if (i) the affected Properties have an aggregate book value in excess of $20,000,000 or (ii) the estimated costs of remediation at all affected Properties, in the aggregate, exceed $2,000,000.

     7.13 The occurrence of any "Default" as defined in any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.

     7.14 The occurrence of any "Default" under the terms of the Revolving Credit Agreement.

     7.15 A Change in Control occurs.

     7.16 Chateau Parent shall fail to (i) qualify as a real estate investment trust under Sections 856 through 860 of the Code (unless the Required Lenders shall have otherwise consented thereto) or (ii) maintain its listing on the New York Stock Exchange.

                                  ARTICLE VIII

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

     8.1 Acceleration.

     If any Default described in Section 7.7 or 7.8 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders, at any time prior to the date that such Default has been fully cured, may terminate or suspend the obligations of the Lenders to make Loans hereunder or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

     If after acceleration of the maturity of the obligations or termination of the obligations of the Lenders to make Loans as result of any Default (other than any Default as described in Section 7.7 or 7.8 with respect to the Borrower) and before any judgment or decree for the payment of the obligations due shall have been obtained or entered, all of the Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

     8.2 Amendments.

     Subject to the provisions of this Article VIII the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any covenant, Unmatured Default, or Default hereunder; provided, however, that no such supplemental agreement or waiver shall, without the consent of all Lenders:

          (i) Extend the Facility Termination Date or forgive all or any portion of the principal amount of the Loan or accrued interest thereof, reduce the Applicable Margins (or modify any definition herein which would have the effect of reducing the Applicable Margins, or the underlying interest rate options or extend the time of payment of any such principal, interest or fees.

          (ii) Reduce the percentage specified in the definition of Required Lenders or release any Subsidiary Guaranty.

          (iii) Increase the Aggregate Commitment.

          (iv) Permit the Borrower to assign its rights under this Agreement.

          (v)  Amend Sections 2.3, 2.13(ii), 8.1, 8.2 or 11.2.

          (vi) Release the General Partners from any liability under the Loan Documents.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.

     8.3 Preservation of Rights.

     No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of the Advance notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Advance shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Survival of Representations.

     All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Advance herein contemplated.

     9.2 Governmental Regulation.

     Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     9.3 Taxes.

     Any taxes (excluding taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

     9.4 Headings.

     Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.5 Entire Agreement.

     The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.

     9.6 Several Obligations; Benefits of this Agreement.

     The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     9.7 Expenses; Indemnification.

     The Borrower shall reimburse the Administrative Agent and Arranger for any costs, internal charges and out-of-pocket expenses (including, without limitation, all reasonable fees for consultants and reasonable fees and expenses for attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment or modification of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger and the Lenders for any costs, internal changes, and out of pocket expenses (including attorneys' fees and time charges of attorneys for the Administrative

Agent, the Arranger and the Lenders which attorneys may be employees of the Administrative Agent, the Arranger and the Lenders) paid or incurred in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout). The Borrower further agrees to indemnify the Administrative Agent, the Arranger and each Lender, its directors and officers against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Administrative Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the Projects, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

     9.8 Numbers of Documents.

     All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

     9.9 Accounting.

     Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

     9.10 Severability of Provisions.

     Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.11 Nonliability of Lenders.

     The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, shall be solely that of borrower and lender. Neither the Administrative Agent, Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

     9.12 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     9.13 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY

ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

     9.14 WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

                                    ARTICLE X

                            THE ADMINISTRATIVE AGENT

     10.1 Appointment.

     Bank One, NA is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this
Article X. The Administrative Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement. Notwithstanding the use of the defined term "Administrative Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Administrative Agent
(i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-102 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

     10.2 Powers.

     The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative

Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent. The Administrative Agent shall endeavor to administer this Agreement in the same manner and with the same standard of care as it administers similar agreements for its own account.

     10.3 General Immunity.

     Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for (i) any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct; or (ii) any determination by the Administrative Agent that compliance with any law or any governmental or quasi-governmental rule, regulation, order, policy, guideline or directive (whether or not having the force of law) requires the Advances and Commitments hereunder to be classified as being part of a "highly leveraged transaction". The foregoing shall not limit the liability of the Administrative Agent for a breach of its express obligations and undertakings to the Lenders hereunder which continues after written notice to the Administrative Agent of such breach and its failure to cure such breach within a reasonable time after such notice.

     10.4 No Responsibility for Loans, Recitals, etc.

     Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. Except as otherwise specifically provided herein, the Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity). Notwithstanding anything to the contrary herein, Administrative Agent shall make available promptly after the Agreement Execution Date to any Lender copies of all Loan Documents in its possession which are requested by any such Lender. Administrative Agent shall also furnish to all Lenders promptly after such items are available in final form copies of Default notices issued to the Borrower, amendments to any Loan Documents being proposed by the Administrative Agent or the Borrower, financial statements of the Borrower required hereunder, compliance certificates from the Borrower required by this Agreement or any other notice or communication from the Borrower specifically relating to this Agreement which is actually received by the Administrative Agent. Promptly after the Administrative Agent has actual knowledge of the occurrence of a Default hereunder, the Administrative Agent shall so notify the Lenders.

     10.5 Action on Instructions of Lenders.

     To the extent that the Administrative Agent is authorized hereunder to request additional information from the Borrower, the Administrative Agent shall do so at the request of any Lender unless the Administrative Agent deems such request to be duplicative of other requests or unreasonably burdensome on the Borrower. Notwithstanding anything herein to the contrary, the Administrative Agent shall in all cases be fully protected in so acting, or refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders or all of the Lenders, as the case may be, and such instructions and any action taken or failure to act pursuant to such written instructions shall be binding on all of the Lenders and on all holders of Notes and on the Administrative Agent.

     10.6 Employment of Agents and Counsel.

     The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

     10.7 Reliance on Documents; Counsel.

     The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

     10.8 Administrative Agent's Reimbursement and Indemnification.

     The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct or a breach of the Administrative Agent's express obligations and undertakings to the Lenders which is not cured after written notice and within the period described in Section
10.3. To the extent any amounts so paid by Lenders are thereafter recovered by the Administrative Agent from the Borrower or otherwise, such recovered amount shall be remitted to the Lenders making such payment on a pro rata basis in accordance with their respective portions of such payment. The obligations of the Lenders and the Administrative Agent under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

     10.9 Rights as a Lender.

     In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or

"Lenders" shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender but if the Administrative Agent is no longer a Lender, the Administrative Agent shall resign and a successor shall be appointed as described in Section 10.11. The rights and duties of the Administrative Agent are separate from its rights and duties as a Lender and no transfer of all or any part of the Administrative Agent's Commitment or its interest as a Lender in the Loans hereunder shall be deemed to transfer any of its rights and duties as Administrative Agent to its successor or successors as a Lender.

     10.10 Lender Credit Decision.

     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.11 Successor Administrative Agent.

     The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. Bank One (or any successor Administrative Agent) may be removed as Administrative Agent by written notice received by Administrative Agent from the Required Lenders (i) at any time with cause (i.e., a breach by Bank One (or any successor Administrative Agent) of its duties as Administrative Agent hereunder), and (ii) without cause if Bank One (or any successor Administrative Agent) holds less than 16% of the aggregate outstanding principal amount of Loans hereunder. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, after consultation with the Borrower, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent's giving notice of its intention to resign, then the resigning or removed Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000, and sophisticated in administration of similar credits. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this
Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

     10.12 Delegation to Affiliates.

     The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

                                   ARTICLE XI

                            SETOFF; RATABLE PAYMENTS

     11.1 Setoff.

     In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender at any time prior to the date that such Default has been fully cured, whether or not the Obligations, or any part hereof, shall then be due.

     11.2 Ratable Payments.

     If any Lender, whether by setoff or otherwise, has payment made to it (other than payments received pursuant to Sections 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loan held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of the Loan. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Funded Percentages. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

                                  ARTICLE XII

                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     12.1 Successors and Assigns.

     The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that

(i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with
Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     12.2 Participations.

          12.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions, pension funds, or any other funds or entities ("Participants") participating interests in any Loans owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

          12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any Loan or extends the final maturity of the Facility; postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any Loan, or releases any guarantor of such Loan.

          12.2.3 Benefit of Setoff. The Borrower agrees that each Participant which has previously advised the Borrower in writing of its purchase of a participation in a Lender's interest in its Loans shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents. Each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant, provided that such Lender and Participant may not each setoff amounts against the same portion of the Obligations, so as to collect the same amount from the Borrower twice. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each

     Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

     12.3 Assignments.

          12.3.1 Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to any of such Lender's affiliates or to one or more banks, financial institutions or pension funds, or with the prior approval of the Borrower, which shall not be unreasonably withheld or delayed (except Borrower's consent shall not be required following the occurrence of a Default), any other entity ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Each such assignment shall (unless each of the Borrower and Administrative Agent otherwise consents) be in the amount not less than the lesser of (i) $5,000,000 or (ii) the remaining principal amount of the Loans due to the assigning Lender (calculated as of the date of such assignment). Such assignment shall be substantially in the form of Exhibit D hereto or in such other form as may be agreed to by the parties thereto. The consent of the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof. Such consent shall not be unreasonably withheld.

          12.3.2 Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as
     Exhibit I to Exhibit D hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee by the assignor or assignee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender shall automatically be released on the effective date of such assignment, with respect to the percentage of the Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

     12.4 Dissemination of Information.

     The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, subject to Section 12.6.

     12.5 Tax Treatment.

     If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.

     12.6 Confidentiality.

     The Administrative Agent and Lenders agree to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to them by the Borrower or by any other Person on the Borrower's behalf in connection with the Loan Documents and agree and undertake that neither they nor any of their Affiliates shall disclose any such information for any purpose or in any manner other than pursuant to the terms contemplated by the Loan Documents. The Administrative Agent and each Lender may disclose such information (1) at the request of any regulatory authority with jurisdiction over the Administrative Agent and/or the Lenders or in connection with an examination of such Person by any such authority, (2) pursuant to subpoena or other process of a court having jurisdiction over the Administrative Agent and/or the Lenders, (3) when required to do so in accordance with the provisions of any applicable law, (4) at the express direction of any other governmental authority, with jurisdiction over the Administrative Agent and/or the Lenders, of any State of the United States of America or of any other jurisdiction in which such Person conducts its business, (5) to such Person's independent auditors, attorneys and other professional advisors, (6) if such information has become public other than through disclosure by such Person or any Lender, (7) in connection with any litigation involving such Person, and (8) to any Affiliate of such Person which agrees to be bound by this Section 12.6. Notwithstanding the foregoing, the Borrower authorizes each of the Administrative Agent and each Lender to disclose to any prospective or actual Transferee such financial and other information in its possession (i) which has been delivered to such Person pursuant to the Loan Documents or which has been delivered to such Person by the Borrower prior to entering into the Loan Documents, or (ii) which is reasonably necessary to effectuate the purposes of this Agreement and the Loan Documents; provided that, unless otherwise agreed by the Borrower, such Transferee shall agree to keep such information confidential to the same extent required to the Administrative Agent or any Lender, as applicable, hereunder.

                                  ARTICLE XIII

                                     NOTICES

     13.1 Giving Notice.

     Except as otherwise permitted by Section 2.13 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

     13.2 Change of Address.

     The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                                  ARTICLE XIV

                                  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by telex or telephone, that it has taken such action.

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

                                CP LIMITED PARTNERSHIP, a Maryland
                                limited partnership


                                By: Chateau Communities, Inc., a general partner


                                     By:
                                            ------------------------------------
                                     Name:  Tamara D. Fischer
                                     Title: Executive Vice President/Chief
                                            Financial Officer

                                     6160 S. Syracuse Way
                                     Greenwood Village, Colorado 80111
                                     Telephone: (303) 874-3334
                                     Facsimile: (303) 874-7093
                                     Attention: Tamara Fischer

                                By: ROC Communities, Inc., a general partner


                                     By:
                                            ------------------------------------
                                     Name:  Tamara D. Fischer
                                     Title: Executive Vice President/Chief
                                            Financial Officer

                                     6160 S. Syracuse Way
                                     Greenwood Village, Colorado 80111
                                     Telephone: (303) 874-3334
                                     Facsimile: (303) 874-7093
                                     Attention: Tamara Fischer

     The undersigned, Chateau Communities, Inc. and ROC Communities, Inc., which are the sole general partners of the Borrower, for the benefit of the Lenders under this Agreement, hereby (i) accept and agree to the restrictions which the Borrower has agreed to cause to be imposed on their actions and activities under Sections 6.4, 6.10, 6.11, 6.12, 6.22 and 6.23 of this Agreement and (ii) agree that, with respect to any interest either of them may directly or indirectly hold in any entity which owns a Project or Projects that are included in Unencumbered Assets, the undersigned shall sell or obtain secured financing on such Project at the direction of the Borrower on such terms as may be acceptable to the Borrower.

                                ROC COMMUNITIES, INC.


                                By:
                                       -----------------------------------------
                                Name:  Tamara D. Fischer
                                Title: Executive Vice President/Chief Financial
                                       Officer

                                6160 S. Syracuse Way
                                Greenwood Village, Colorado 80111
                                Telephone: (303) 874-3334
                                Facsimile: (303) 874-7093
                                Attention: Tamara Fischer


                                CHATEAU COMMUNITIES, INC.


                                By:
                                       -----------------------------------------
                                Name:  Tamara D. Fischer
                                Title: Executive Vice President/Chief Financial
                                       Officer

                                6160 S. Syracuse Way
                                Greenwood Village, Colorado 80111
                                Telephone: (303) 874-3334
                                Facsimile: (303) 874-7093
                                Attention: Tamara Fischer

                 FIRST AMENDMENT TO CREDIT AGREEMENT (TERM LOAN)

     This First Amendment to Credit Agreement (this "Amendment") is made as of this 31st day of December, 2002 by and among CP Limited Partnership, a Maryland limited partnership ("the Borrower"), Bank One, NA, having its principal office in Chicago, Illinois and the several banks, financial institutions and other entities from time to time parties to this Agreement (the "Lenders"), and Bank One, NA, not individually, but as "Administrative Agent".

                                    RECITALS

     A. Borrower, Administrative Agent, and the Lenders are parties to a Credit Agreement (Term Loan) dated as of May 28, 2002, (the "Credit Agreement"). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings described as such terms in the Credit Agreement.

     B. Pursuant to the terms of the Credit Agreement, the Lenders made available a term loan of $125,000,000 to the Borrower.

     C. Borrower has requested a change in certain terms contained in the Credit Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   AMENDMENTS

          14.1.1 The foregoing recitals to this Amendment are incorporated into and made part of this Amendment.

          14.1.2 Article I of the Credit Agreement is hereby amended by adding the following definitions:

     "Borrower's Moody's Rating" means the rating assigned by Moody's to Borrower's long term unsecured debt.

     "Borrower's S&P Rating" means the rating assigned by S&P to Borrower's long term unsecured debt.

     "Level I Status" exists at any date if, the Leverage Ratio is less than 35%, and the Borrower' Moody's Rating is Baa1 or better, and the Borrower's S&P Rating is BBB+ or better.

     "Level II Status" exists at any date if, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 45% and the Borrower's Moody's Rating is Baa2 or better and the Borrower's S&P Rating is BBB or better.

     "Level III Status" exists at any date if (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than or equal to 50% and the Borrower's Moody's Rating is Baa3 and the Borrower's S&P Rating is BBB- or better.

     "Level IV Status" exists at any date if the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Leverage Ratio is less than or equal to 55% and the Borrower's Moody's Rating is Baa3 or and the Borrower's S&P Rating is BBB- or better.

     "Level V Status" exists at any date if the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

     "Leverage Ratio" means, as of any date of calculation, the ratio of (i) Consolidated Outstanding Indebtedness outstanding on such date to (ii) Consolidated Market Value, expressed as a percentage.

     "Status" means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

          14.1.3 Article I of the Credit Agreement is hereby amended by amending the existing LIBOR Interest Period definition by adding the following at the end of such definition:

     Notwithstanding the foregoing, the Borrower may not select a LIBOR Interest Period of longer than three months until such time as the outstanding principal balance of Loans outstanding under the Credit Agreement is $90,000,000 or less.

          14.1.4 Section 2.4 of the Credit Agreement is hereby amended by deleting the existing terms and shall be restated as follows:

     Both the ABR Applicable Margin and the LIBOR Applicable Margin to be used in calculating the interest rate applicable to different Types of Advances shall vary from time to time in accordance with the then applicable Status. The Applicable Margins shall be adjusted effective on the next Business Day following any change in the applicable Status. Borrower shall provide prompt notice to Administrative Agent of any Status or rating change and promptly upon receipt of such notice Administrative Agent shall promptly notify the Lenders, but the determination of the Applicable Margin shall not be dependent on the giving of such notice. The Applicable Margins are set forth in the following table:

                   LIBOR Applicable Margin   ABR Applicable Margin
------------------------------------------------------------------------
 Level I Status             1.10%                    0.10%
------------------------------------------------------------------------
Level II Status             1.20%                    0.20%
------------------------------------------------------------------------
Level III Status            1.40%                    0.40%
------------------------------------------------------------------------
Level IV Status             1.55%                    0.55%
------------------------------------------------------------------------
 Level V Status             1.75%                    0.75%
------------------------------------------------------------------------

In the event that either S&P or Moody's shall discontinue its ratings of the REIT industry or Borrower, Borrower shall seek a debt rating from a substitute rating agency reasonably satisfactory to the Administrative Agent and Borrower (the "Substitute Rating Agency"). For the period from the date of such discontinuance until the first to occur of (i) the date Borrower receives a debt rating from the Substitute Rating Agency or (ii) a date 180 days after such discontinuance, the single rating from S&P or Moody's, as the case may be, shall be used to determine the ratings component of the Status determination. If the debt rating of Borrower from the Substitute Rating Agency is not received within such 180 day period, or if both S&P and Moody's shall discontinue their ratings of the REIT industry or Borrower at a time when Borrower has not secured a rating from a Substitute Rating Agency, the Applicable Margin to be used for the calculation of interest on Advances hereunder shall be the highest Applicable Margin for each Type shown above.

          14.1.5 Section 6.20(i) of the Credit Agreement is hereby amended by deleting the existing terms and shall be restated as follows:

          Consolidated Outstanding Indebtedness divided by Consolidated Market Value (expressed as a percentage), based on reported results for the most recent full fiscal quarter, to exceed (i) fifty-nine percent (59%) for the quarters ending on or before September 30, 2003, (ii) fifty-seven percent (57%) for the quarters ending after September 30, 2003 and on or before March 31, 2004 and (iii) fifty percent (55%) for quarters ending thereafter.

          14.1.6 Section 6.20(iii) of the Credit Agreement is hereby amended by deleting the existing terms and shall be restated as follows:

          The Value of Unencumbered Assets to be less than (i) 1.65 times the Consolidated Senior Unsecured Indebtedness for quarters ending on or before September 30, 2003, (ii) 1.75 times the Consolidated Senior Unsecured Indebtedness for the quarters ending after September 30, 2003 and on or before March 31, 2004 and (iii) 1.85 times Consolidated Senior Unsecured Indebtedness for the quarters ending thereafter;

          14.1.7 Section 6.20(iv) of the Credit Agreement is hereby amended by deleting the existing terms and shall be restated as follows:

          EBITA to be less than (i) 1.65 times the Consolidated Debt Service for quarters ending on or before September 30, 2003, (ii) 1.75 times Consolidated Debt Service for the quarters ending after September 30, 2003 and on or before March 31, 2004 and (iii) 1.85 times Consolidated Debt Service for the quarters ending thereafter;

          14.1.8 Section 6.24 of the Credit Agreement shall be added to read as follows:

          6.24 Common Stock Repurchase

          The Borrower will not, nor will it permit Chateau Parent or any of their Subsidiaries to repurchase any common stock of the Chateau Parent if (i) the Consolidated Outstanding Indebtedness divided by Consolidated Market Value (expressed as a percentage), based on reported results for the most recent full fiscal quarter, shall exceed fifty percent (50%) for the prior quarter preceding any such purchase, or (ii) if, as a result of such repurchase of common stock of the Chateau Parent, the Consolidated Outstanding Indebtedness divided by Consolidated Market Value (expressed as a percentage), shall exceed fifty percent (50%).

          14.1.9 Section 6.25 of the Credit Agreement shall be added to read as follows:

          6.25 Commitment Reductions and Mandatory Debt Repayment:

               Commencing at such time as the bond payments referenced in
               Section 6.22(a) in the Third Amended and Restated Credit Agreement (Revolver) have been made, Borrower will, and will cause each of its Subsidiaries to, use one hundred percent (100%) of net proceeds from the sale of any Project, the sale of any other assets, or the proceeds derived from the issuance of equity in Borrower, or any Subsidiary, to repay a portion of the then outstanding Obligations of the Borrower under the Credit Agreement, until the outstanding principal balance of Loans outstanding under the Credit Agreement is reduced from $125,000,000 to $90,000,000. In order to minimize any breakage costs in connection with LIBOR Advances, Borrower may make the payments required hereunder as applicable LIBOR Interest Periods expire following the occurrence of each applicable sale.

          14.1.10 Borrower hereby agrees that as compensation for approval of this Amendment, each Lender that approves this Amendment on or before January 10, 2003 shall be paid a fee equal to 0.10% of such Lender's Commitment (the "Amendment Fee") by Borrower prior to this Amendment becoming effective.

          14.1.11 Borrower hereby represents and warrants that:

          (a) no Default or Unmatured Default will exist under the Loan Documents as of the effective date of this Amendment;

          (b) the Loan Documents are in full force and effect and Borrower has no defenses or offsets to, or claims or counterclaims relating to, its obligations under the Loan Documents;

          (c) there has been no material adverse change in the financial condition of Borrower as shown in its September 30, 2002 financial statements;

          (d) Borrower has full power and authority to execute this Amendment and no consents are required for such execution other than any consents which have already been obtained; and

          (e) all representations and warranties contained in Article 5 of the Credit Agreement are true and correct as of the date hereof and all references therein to "the date of this Agreement" shall refer to "the date of this Amendment."

          14.1.12 Except as specifically modified hereby, the Credit Agreement is and remains unmodified and in full force and effect and is hereby ratified and confirmed. All references in the Loan Documents to the "Credit Agreement" or the "Revolving Credit Agreement" henceforth shall be deemed to refer to the Credit Agreement as amended by this Amendment.

          14.1.13 This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois, but giving effect to federal laws applicable to national banks.

          14.1.14 This Amendment shall become effective when it is executed by Borrower, Administrative Agent, and the Required Lenders, and the Amendment Fee has been paid.

                      [Balance of Page Intentionally Blank]

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Amendment as of the date first above written.

                                BORROWER
                                CP LIMITED PARTNERSHIP, a Maryland
                                limited partnership
                                By: Chateau Communities, Inc., a general partner


                                     By:
                                              ----------------------------------
                                     Name:    Tamara D. Fischer
                                     Title:   Executive Vice President/Chief
                                              Financial Officer
                                     6160 S. Syracuse Way
                                     Greenwood Village, Colorado 80111
                                     Telephone:  (303) 874-3334
                                     Facsimile:  (303) 874-7093
                                     Attention:  Tamara D. Fischer


                                By: ROC Communities, Inc., a general partner


                                     By:
                                              ----------------------------------
                                     Name:    Tamara D. Fischer
                                     Title:   Executive Vice President/Chief
                                              Financial Officer
                                     6160 S. Syracuse Way
                                     Greenwood Village, Colorado 80111
                                     Telephone:  (303) 874-3334
                                     Facsimile:  (303) 874-7093
                                     Attention:  Tamara Fischer

                                      S-1